NEWS
Directed Electronics, Inc.
One Viper Way
Vista, CA 92081
www.directed.com
Directed Electronics Appoints Seth R. Johnson to Board
Vista, California (9-17-07) — Directed Electronics, Inc. (NASDAQ: DEIX), the number one market share leader in premium home theatre loudspeakers, consumer branded vehicle security and convenience systems, and aftermarket satellite radio receivers as well as a major supplier of mobile audio and video, today announced that, effective September 13, 2007, Seth Johnson was appointed to its Board of Directors to serve as a Class II director.
According to Jim Minarik, Directed Electronics President and CEO, “Seth Johnson has had a distinguished career spanning more than a quarter-century, most recently as Chief Executive Officer and director of Pacific Sunwear of California. We are fortunate to have an executive with his experience join our Board.”
Mr. Johnson joined Pacific Sunwear of California as Chief Operating Officer in November 2004. Before that, he was employed for 12 years by Abercrombie & Fitch, most recently as Chief Operating Officer and a member of their board. Johnson’s other experience includes employment at The Limited, BATUS Retail Group and Dayton Hudson, Inc.
Mr. Johnson attended Yale University, where he received a Bachelor of Arts degree in Economics, and earned his MBA at the University of Chicago.
About Directed Electronics
Headquartered in Vista, California, Directed Electronics (NASDAQ: DEIX) is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers based on sales. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio® and Definitive Technology® premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, and GPS tracking systems are sold under leading brands including Viper®, Clifford®, Python®, Astroflex® and Autostart®. Directed’s mobile audio and video products include speakers, subwoofers, amplifiers and video screens, sold under its Polk Audio®, Orion®, Precision Power®, Directed Audio®, Xtreme® and Directed Video® brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at http://www.directed.com.